Exhibit j(2)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 81 to the Registration Statement No. 811-4008 on Form N-1A of Fidelity Investment Trust, of our reports dated December 8, 2000 appearing in the Annual Reports to Shareholders of Fidelity Aggressive International Fund (formerly Fidelity International Value Fund), Fidelity Diversified International Fund, Fidelity Europe Capital Appreciation Fund, and Fidelity Worldwide Fund for the year ended October 31, 2000.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Auditors" in the Statements of Additional Information, which are a part of such Registration Statement.

____________________________	/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
December 22, 2000